Exhibit 99.1

                        AptarGroup Announces Acquisition


    CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--Oct. 4, 2005--AptarGroup, Inc. (NYSE:ATR) today announced that it has acquired MBF Developpement SAS and related companies ("MBF"). MBF, located in France, is a leading designer and manufacturer of decorative packaging components primarily for the high end of the fragrance/cosmetic market. MBF's technology includes advanced molding capabilities as well as decoration and varnishing of plastic components. The purchase price was equivalent to approximately $53 million, including approximately $43 million in cash and $10 million in assumed debt. MBF's annual revenues are approximately $52 million.
    Commenting on the acquisition, Carl A. Siebel, President and CEO of AptarGroup said, "We are pleased to add MBF's decorative capabilities to our existing technology. This acquisition allows us to better serve our fragrance/cosmetic customers with expanded custom packaging solutions".

    AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

    This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which the Company operates, the competitive marketplace, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism, labor relations and other risks and uncertainties discussed from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.


    CONTACT: AptarGroup, Inc.
             Stephen J. Hagge, 815-477-0424